Exhibit 10.59

December 3, 2019
Valaris plc
Attn: Michael T. McGuinty
Senior Vice President and General Counsel
6 Chesterfield Gardens
London, England W1J 5BQ

Re:    Voluntary Reduction of Base Salary effective as of January 1, 2020

Dear Michael,
I refer to Section 2(a) of my October 7, 2018 Employment Agreement (the “Employment Agreement”) with ENSCO Global Resources Limited and Ensco plc, now known as Valaris plc (“Valaris”), which provides that during the term of the Employment Agreement, “[I] shall receive a base salary pursuant to [the] Agreement at an annual rate equal to $950,000 per annum” and that “the Base Salary may not be reduced without [my] express consent.”
By this letter, I hereby request and expressly consent to a 10% reduction of my Base Salary, which reduction shall result in my Base Salary being $855,000 per annum commencing effective as of January 1, 2020. I expressly acknowledge and agree that this reduction of my Base Salary will result in a corresponding reduction to: (i) my Annual Bonus opportunity under Section 2(b) of the Employment Agreement; (ii) my Annual Equity Award under Section 2(d) of the Employment Agreement; and (iii) my severance entitlements under Section 4(b) of the Employment Agreement.
By this letter, I hereby voluntarily and expressly waive any rights to claim “Good Reason,” “constructive termination” or any similar concept as a result of this reduction to my Base Salary under the common law, the Employment Agreement, my Change in Control Agreement entered into with Rowan Companies, Inc. effective as of April 25, 2014, and all equity award agreements that I have entered into with Valaris plc (or its predecessors).
Except as expressly set forth herein, no other provisions of the Employment Agreement shall be modified by this letter and the Employment Agreement otherwise remains in full force and effect in accordance with its terms.
Sincerely,

Dr. Thomas Burke